SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC  20549

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                      DATA SWITCH CORPORATION
_________________________________________________________________
            (Exact name of issuer as specified in charter)


        Delaware                                06-0962862
_________________________________________________________________
(State or other jurisdiction of             (I.R.S. employer)
incorporation or organization)              identification no.)

One Enterprise Drive, Shelton, CT                  06484
_________________________________________________________________
(Address of principal executive                  (Zip code)
offices)

                      DATA SWITCH CORPORATION
                1992 Executive Stock Incentive Plan
                      (Full title of the plan)
_________________________________________________________________

                       Shawn A. Smith, Esq.
                     Data Switch Corporation
                       One Enterprise Drive
                    Shelton, Connecticut  06484
_________________________________________________________________
               Name and address of agent for service)

                          (203) 926-1801
_________________________________________________________________
                (Telephone number, including area
                   code, of agent for service)

                CALCULATION OF REGISTRATION FEE
_________________________________________________________________

                              Proposed   Proposed
                              maximum    maximum       Amount
Title of         Amount       offering   aggregate     of
securities to    to be        price per  offering      registra-
be registered    registered   share      price         tion fee
___________________________________________________________________
Common Stock,    500,000      $2.25     1,125,000.00   $387.93
$.01 Par Value   shares
___________________________________________________________________
*Offering price per share calculated on the basis of Rule 457(h)

                                Part II
           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents shall be incorporated by reference in the registration statement:

         (a) The registrant's latest annual report, on Form 10-K, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

         (c) The description of the registrant's common stock contained in a registration statement on Form 10, filed with the Commission on October 15, 1982, including any amendment or reports filed for the purpose of updating such description.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The consolidated balance sheets as of December 31, 1993 and 1992, and the consolidated statements of operations, cash flows, and shareholder's equity for the three years ended December 31, 1993, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

Item 6.  Indemnification of Officers and Directors.

         The registrant's Certificate of Incorporation provides that the registrant shall indemnify, to the full extent permitted by Section 145 of the Delaware General Corporation law, as amended from time to time, its officers and directors against certain liabilities which they may incur during the performance of their duties as officers and/or directors, including liabilities arising from violation of the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1 Articles of Incorporation of the Company, as amended, defining the rights of holders of its Common Stock. [Exhibits
3(a)(i) and 3(a)(ii) to Registration Statement No. 33-13057.]

         4.2  Copy of the 1992 Executive Stock Incentive Plan.

         23.1  Consent of Coopers & Lybrand.

         24.1  Power of Attorney

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the undersigned shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the undersigned has ended within 120 days prior to the use of the prospectus, the annual report for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

         6. The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the Plan, who do not otherwise receive such material as stockholders of the undersigned, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

         7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on this 20th day of May 1994.

                                DATA SWITCH CORPORATION

                                By: /s/ W. James Whittle
                                   W. James Whittle
                                   Vice President and
                                   Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                  Date


/s/ William J. Lifka       Chairman of the Board,     May 20, 1994
William J. Lifka           President and Chief
                           Executive Officer

/s/ W. James Whittle       Vice President and         May 20, 1994
W. James Whittle           Chief Financial Officer


/s/ Brandt R. Allen        Director                   May 20, 1994
Brandt R. Allen


/s/ D. David Cohen         Director                   May 20, 1994
D. David Cohen


/s/ Richard E. Greene      Director                   May 20, 1994
Richard E. Greene


/s/ Norman L. Rasmussen    Director                   May 20, 1994
Norman L. Rasmussen


/s/ Irwin J. Sitkin        Director                   May 20, 1994
Irwin J. Sitkin


/s/ Michael D. Stashower   Director                   May 20, 1994
Michael D. Stashower

                     DATA SWITCH CORPORATION
               1992 EXECUTIVE STOCK INCENTIVE PLAN


        1.    Purpose.     The 1992 Executive Stock Incentive Plan
(the "Plan") is designed to provide incentive and reward to a limited number of key executive employees of Data Switch Corporation (the "Company"). Awards pursuant to the Stock Incentive Plan shall be based upon the Company's pre-tax, pre-bonus and pre incentive earnings during any applicable period, and the individual's job performance during such period.

        2.    Eligibility.     Full-time key executive employees of
the Company shall be eligible to participate in the Plan. On or before March 31, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors shall determine the eligible employees participating in the Plan for any year (the "Participants"). Selection of an eligible employee as a Participant in any one year shall not require continuation of that person or any other person as a Participant in any future year.

        3.    Administration.     The Committee shall be
responsible for the administration of the Plan. The determination of the Committee on all matters pertaining thereto shall be final, conclusive and binding upon all Participants. Members of the Committee who are eligible for participation in the Plan shall not be eligible to vote on any matters regarding the Plan.

        4.    Incentive Fund.     The aggregate incentive fund to
Participants ("Incentive Fund") will be determined each year pursuant to a formula adopted by the Committee based upon the pre-tax, pre-bonus, pre incentive profits of the Company (the "Incentive Formula"). The Incentive Formula for any fiscal year shall be fixed by the Committee not later than March 31, of each such year, but such Incentive Formula may not result in any event in an incentive fund in excess of six (6%) percent of the pre-tax pre-bonus and pre incentive profits of the Company actually earned during such year.

        5.    Allocation of Individual Awards.    Within sixty (60)
days after the end of each fiscal year (the "Award Date"), the Committee will determine the total amount of the Incentive Fund.
A Participant must be employed by the Company as of the Award Date in order to share in the allocation of the Plan distribution with respect to the prior year. Upon a Participant's termination of employment by the Company prior to the Award Date, such Participant's rights, if any, to receive a distribution pursuant to the Plan shall terminate.

        Each Participant shall be entitled to a share of the Incentive Fund determined by multiplying such Participant's total base salary earned during such year by an award percentage (the "Award Percentage"), as determined by the Committee, based upon Participant shall be assessed an Award Percentage of less than seventy-five percent (75%) or greater than one hundred fifty percent (150%).

        The Incentive Fund shall then be prorated among the Participants proportionally according to the fraction that each Participant's Adjusted Base Compensation bears to the aggregate
Adjusted Base Compensation of all Participants.

        For purposes of this Plan, base salary shall not include commissions, payments made under any other bonus plan, relocation, car allowance or any other extraordinary amounts paid to a Participant.

        6.    Payment.    Bonus awards under the Plan shall be made
principally by the issuance of restricted Shares of the Company's
Common Stock, par value $.01 ("Common Stock") and partially in cash.

        Five-sixths (5/6) of any payment accruing to a Participant pursuant to this Plan shall be made in Shares. Shares of the Common Stock shall be valued, for the purposes of any payment due hereunder, at the closing price for such shares on the last trading day of the Plan year.

        One sixth (1/6) of any payment accruing to a Participant pursuant to this Plan shall be made in cash.

        7.    Vesting.      Notwithstanding any other provisions
contained herein, Shares of the Company's Common Stock earned by a Participant pursuant to this Plan shall be issued to such Participant but restricted as to retransfer. Such Shares shall be yheld for the account of such Participant by the Company and shall not be released to the Participant unless and until such Participant remains in the employ of the Company for two (2) full years after the January 1 following the end of the Plan year for which the Shares were awarded (the "Full Vesting Date"). The Participant shall have the right to vote the restricted unvested Shares prior to the Full Vesting Date, and to receive any dividends or distributions thereon. The Participant may not sell, transfer, hypothecate or make any other disposition of the restricted unvested Shares prior to the Full Vesting Date.

        If a Participant ceases to be employed by the Company prior to the Full Vesting Date, notwithstanding the cause, reason or basis of such termination of employment, all of the Shares set aside for such Participant shall be forfeited to the Company, and the Participant shall have no further interest therein. Provided, however, that upon a Participant's retirement (as such term is defined in the Company's Retirement Savings Plan, or any other retirement plan made available to employees by the Company in the future) or death, all of the Shares set aside for such Participant shall vest upon such Participant's retirement or death, and extraordinary circumstances the Committee shall have the discretionary right, but not the obligation, to allow for vesting and release to the Participant of that percentage of the unvested Shares which is equal to the number of full calendar months expired from the end of the Plan year for which such Shares were granted to the date of any such termination of employment, divided by twenty-four.

        8.    Termination of Employment.    The Plan does not
create a contract of employment between the Company and any Participant. The Plan does not limit the right of the Company to discharge or terminate any Participant or other eligible employee for any reason, or for no reason. The award of any funds or Shares under the Plan is completely discretionary with the Committee, and no person shall have any claim to be granted or to receive any incentive distribution hereunder. No director, officer, employee or other person shall have authority to enter into any agreement with any person for the award or payment of any kind hereunder, or to make any representation or warranty with respect thereto.

        9.    Reservation of Shares.     A maximum of Five Hundred
Thousand (500,000) Shares of the Company's Common Stock shall be reserved for award and issuance pursuant to this Plan.

        10.   Effective Date/Expiration.     The Effective Date of
this Plan shall be January 1, 1992, provided that the Shareholders of the Company shall have approved or ratified the Plan not later than December 31, 1992. The Plan shall expire on December 31, 2002.

        11.   Entire Plan.      Set forth herein are all of the
provisions of the Plan. The Committee shall have the right to modify, suspend or terminate the Plan from time to time, except that the Committee may not increase the number of Shares reserved for issuance under the Plan or extend the expiration date without the approval of the Shareholders. No modification, suspension or termination of the Plan shall entitle any employee to make any claim under this Plan.

                                                       Exhibit 23.1


                 Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement on Form S-8, relating to the 1992 Executive Stock Incentive Plan of Data Switch Corporation in the prospectus included therein, of our report dated February 11, 1994, except for
Note 9, as to which the date is March 22, 1994, on our audits of the consolidated financial statements and financial statement schedules of Data Switch Corporation as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, which report is included in the 1993 Annual Report on Form 10-K.
We also consent to the reference to our firm under the caption
"Experts."

                                     Coopers & Lybrand


Stamford, Connecticut
May 11, 1994

                                                   Exhibit 24.1
                           POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Lifka and W. James Whittle, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature                        Title                  Date

/s/ William J. Lifka       Chairman of the Board,     May 20, 1994
William J. Lifka           President and Chief
                           Executive Officer

/s/ W. James Whittle       Vice President and         May 20, 1994
W.  James Whittle          Chief Financial Officer


/s/ Brandt R. Allen        Director                   May 20, 1994
Brandt R. Allen


/s/ D. David Cohen         Director                   May 20, 1994
D. David Cohen


/s/ Richard E. Greene      Director                   May 20, 1994
Richard E. Greene


/s/ Norman L. Rasmussen    Director                   May 20, 1994
Norman L. Rasmussen


/s/ Irwin J. Sitkin        Director                    May 20, 1994
Irwin J. Sitkin


/s/ Michael D. Stashower   Director                    May 20, 1994
Michael D. Stashower